                                                                    Exhibit 10.9


                                      MEMO


TO:       Steve Shangold
FROM:     Sunil Wadhwani
SUBJECT:  1995 Compensation Plan
DATE:     June 9, 1995

The following confirms my 1995 compensation plan, effective (retroactively)
 January 1, 1995:

 I.  Annual Base Salary:       $80,000
II.  Bonus Incentives:         Total $120,000 for 100% of Gross Margin Quota


 . lst Quarter Bonus for 100% of Vendor Division Quota:              $   30,000
  lst Quarter Gross Margin Quota:                                   $2,029,024

 . 2nd Quarter Bonus for 100% of Vendor Division Quota:              $   30,000
  2nd Quarter Gross Margin Quota:                                   $2,216,485

 . 3rd Quarter Bonus for 100% of Vendor Division Quota:              $   22,500
  3rd Quarter Gross Margin Quota (Vendor):                          $2,664,222
  3rd Quarter Bonus for 100% of Mastech Quota:                      $    7,500
  3rd Quarter Gross Margin Quota (Mastech)                    to be determined

 . 4th Quarter Bonus for 100% of Vendor Division Quota:              $   22,500
  4th Quarter Gross Margin Quota (Vendor):                          $3,012,612
  4th Quarter Bonus for 100% of Mastech Quota:                      $    7,500
  4th Quarter Gross Quota (Mastech)                           to be determined


Bonus is pro-rated on actual percentage of Quota achieved (straight line below or above 100%) Bonus adjusts on a year-to-date basis from each quarter to the next,

Please countersign as acknowledgment for Accounting.

/s/ Steven J. Shangold                    /s/ Sunil Wadhwani
-----------------------------------      -----------------------------------
    Steven J. Shangold                       Sunil Wadhwani

                                                          February 21, 1992


Mr. Steven Shangold
756 Windvue Drive
Pittsburgh, PA  15205

Dear Mr. Shangold:

The following are the terms of your employment with Mastech Systems Corporation (the "Company"). If you agree with these terms, please sign in the space indicated on the last page of this agreement.

  1. Duties.  You are employed as National Sales Director - General Systems
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Division of the Company and in such capacity shall use your best energies and abilities in the performance of your duties hereunder and in the performance of any other duties as may be assigned to you from time to time by the Company. The General Systems Division of Mastech provides Consultants to Clients whose needs include general business expertise other than the expertise needed for manufacturing and UNIX-related projects. Thus, sales to these unique segments will NOT be credited to your Division.

     Also excluded from your Division is the local Southwest Pennsylvania Region, a region that will be managed and marketed to by the National Sales Director of the UNIX Division. No sales personnel in your group will be involved in selling to this region, except during a brief period of transition which should correspond to your orientation period. The Southwest Region is defined as Allegheny and all of its contiguous counties.

     Please note that all current Southwestern Pennsylvania Region and UNIX-related deals in progress will be reserved by their respective Regional Sales Managers for a brief and to-be-defined period as they are transitioned to their ultimate sales unit.

     You agree to be a loyal employee of the Company. You agree to devote you best efforts full time to the performance of your duties for the Company, to give proper time and attention to furthering the Company's business and to comply with all rules, regulations and instruments established or issued by the Company. You further agree that during the term of this Agreement you shall not, directly or indirectly, engage in any business which would detract from your ability to apply your best efforts to the performance of your duties hereunder. You also agree that you shall not usurp any corporate opportunities of the Company.

  2. Compensation.  You will be paid at the base salary amount of $4,500.00 per
     ------------
month. This compensation will be paid at the end of each month. Applicable federal and state taxes will be deducted. You will also be entitled to receive a monthly bonus based on the achievement of performance targets, as detailed below:

       A. Base Bonus.  You will receive a bonus of $2,000 for the placement of
          ----------
     fifteen (15) Consultants within a given Commission Month. A "Commission Month" is a calendar month. In order to qualify as a placement, the Consultant must be on-site at the client location for at least one (1) day during the Commission Month. Should that Consultant leave the client location within thirty (30) days of his or her start date, your credit for that placement becomes null and void.

       This bonus will increase, by $133.33, for each Consultant placed after the fifteenth Consultant, with no "top end." Thus, should your division be responsible for placing thirty (30) Consultants, you will earn $4,000 in total bonus monies (30 x $133.33). Given that there is no "cap" on your earnings potential, a month wherein you place fifty (50) Consultants would result in bonus dollars earned of $6,666.50. Mastech has had such months in its past.

     But no bonus will be paid in months wherein your total valid placements are less than fifteen (15). Please keep this in mind.

     Your quota target is thirty placements. You are expected to place at least this number of Consultants each month.

     Please note that on turn-key/fixed price products, you will also receive credit for Consultants placed, even though the commission plan for your Regional Sales Managers compensates them on a fixed percentage of the gross revenues earned.

       B. Deductions for "Bench Time" - For the purpose of calculating the above
          ---------------------------
     "Base Bonus," please note the following:

           1.) Occasionally, Consultants working in the Commercial Division will complete their assignments and not have a new assignment awaiting them. These Consultants are thus deemed "Bench Consultants."

           2.) Bench Consultants are netted against your gross placements each month. Thus, a Consultant deemed to have gone "on the Bench" will have the effect of reducing your net placements by one.

           3.) A Consultant is deemed to have gone on the Bench after he or she is idle (i.e., not generating billings for Mastech) for more than ten
          (10) working days.

           4.) All individuals having the above status will be deemed "Bench Consultants." The total number of Consultants having this status will be multiplied times the number of weeks that they are idle, and this will be your "Bench Time Penalty." Thus, if a total of three (3) Benched Consultants are each idle for a total of one week, your total Bench Time Penalty would be three "units," and therefore your net Consultants placed for that Commission Period would be reduced by three.

           5.) Bench Time Penalty calculations will apply to the relevant Commission Month only. In the event that a week carries over from one Commission Month to another, that prorated portion will be applied as appropriate to both Commission Months.

      C.  Bonus for Price Override - Please now refer to the "Revised Commission
          ------------------------
     Plan" attached, and dated February 10, 1992. This is Mastech's current Commission Plan for all of its Regional Sales Managers.

          You are entitled to a special bonus on price overrides. You will earn the same override bonus as is earned by each of your Regional Sales Managers (RSMs) each month. The rules governing your earning of these bonuses will conform exactly to the rules in the Revised Commission Plan of 2/10/92. The relevant section is covered in Item Three, Page Four. Again, please also note that this is the same plan that will govern all commissions earned by your sales managers.

          Please also note that all of the commission adjustment rules relating to such issues as the overall term of the Consultant at the Client site and the Cost of Living (COLA) adjustment for high-cost-of-living areas are also defined in this plan. Specifically, these adjustments are defined in the section entitled "Item Six."

     An example of a price override is as follows:

            1.) One of your Sales Managers sells a Consultant at a monthly rate of $7,000. His cost basis is $6,055.

            2.) The difference between these two numbers is $945. Your Override Bonus is therefore $945 divided by two. Thus, you would earn $472.50 as an override for this placement.

            3.) There may, however, be certain adjustments to your override bonus number. These are known as COLA and/or "Short-term Assignment" adjustments, which are referenced above and defined in detail in the Revised Commission Plan.

       D. Stock Incentive - For each of the first three (3) years of your
          ---------------
     employment with Mastech, for each year that the total number of Consultant placements for which you are responsible exceeds three hundred and sixty
     (360), you will be entitled to receive

     Stock Appreciation Rights (S.A.R.s) equal to one percent (1%) of the company's current outstanding stock. A separate agreement relating to this feature of your compensation will be provided to you within thirty (30) days of your employment start date. This agreement will contain all customary terms, conditions and restrictions relating to the award of this incentive bonus. Please note that the 360-Consultant target is computed on the premise that each Mastech Sales Manager should place a minimum of five
     (5) Consultants each month. Therefore, Mastech expects that the net number of placements will increase linearly as additional sales people are added. This, then, would have the effect of increasing your 360-placement target in subsequent years. As such, both parties have agreed, as Mastech grows, to "revisit" and, possibly, adjust this relationship on an annual basis, by mutual agreement.

          The general concept of the S.A.R. is, however, to provide incentive to you to place a minimum of 360 Consultants each year. (Note: A year will be defined as twelve months from the date that you have completed your orientation to Mastech. Our expectation is that you will begin your S.A.R. year on April 1, 1992. Therefore, this will be the anniversary date for measuring annual S.A.R. performance.)

          Should you fail to achieve the 360-placement target in any one year, you will have the right to "recapture" that year by overachieving your target in the subsequent year. An example of this would be to place four hundred and twenty (420) Consultants in year two, after having placed only three hundred (300) in year one. The same logic would apply to year three; you could "use" year three to recapture years one and two or, perhaps, just year one. (Example, you place 200 Consultants in year one, 300 in year two and then 500 in year three. Under this scenario, would have enough excess -- 500 plus 200 plus 300, or 1,000 total placements. This would then entitle you to two S.A.R. points, as you would have retrospectively fulfilled your quota minimum for two of the three years.)

  3. Employee Benefits.  At all times during the term of your employment
     -----------------
hereunder, you shall be covered by such medical or health benefit plan as is available generally to employees of the Company.

  4. Vacation and Holidays.  The Company's vacation policy is detailed in the
     ---------------------
Employee Policy Manual.

  5. Performance Review.  Your performance will be reviewed at the end of your
     ------------------
first twelve months of employment with Mastech and annually thereafter.

  6. Confidentiality.  You recognize and acknowledge that:
     ---------------

        (a) in the course of your employment by the Company, it will be necessary for you to acquire information which may include, in whole or part, information concerning the Company's sales, sales volume, sales methods, sales proposals, customers and prospective customers, prospect lists, sources of consultants, the Company's manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company's affairs (collectively referred to herein as the "confidential information");

       (b) the confidential information is the property of the Company;

       (c) the use, misappropriation or disclosure of the confidential information would constitute a breach of trust and could cause irreparable injury; and

       (d) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the confidential information be kept secret and that you not disclose the confidential information to others or use the confidential information to your own advantage or the advantage of others.

     You agree to hold and safeguard the confidential information in trust for the Company, its successors and assigns and agree that you shall not, without prior written consent of the Company, appropriate or disclose or make available to anyone for use outside the Company at any time, either during your employment with the Company or subsequent to the termination of your employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, any of the confidential information, whether or not developed by you, except as required in the performance of your duties to the Company.

   7. Return of Materials.  Upon the termination of your employment with the
      -------------------
Company for any reason, including without limitation termination by the Company for cause or without cause, you shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, prospect lists, flow charts, programs, proposals, and any documents concerning the Company's customers or suppliers and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting confidential information.

   8. Noncompetition.  You covenant and agree that during the period of your
      --------------
employment hereunder and for a period of two (2) years following the termination of your employment, including without limitation termination by the Company for cause or without cause, you shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any competing business in the United States of America, it being acknowledged by you that Mastech's business is national in scope. As used in this agreement, "competing business" encompasses the business of software services, including the management and implementation of software design and development projects and the provision of contract programming services, and any other products or services competitive with the products or services being sold by the Company at the time of termination. You further agree that during your employment with the Company you shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer, supplier or prospective supplier of the Company for any business purpose other than for the benefit of the Company. Additionally, you agree that for two (2) years following termination of your employment with the Company, including without limitation termination by the Company for cause or without cause, you shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company and any other products or services competitive with the products or services being sold by the Company at the time of termination.

  9. Nonsolicitation of Employees.  You agree that during your employment with
     ----------------------------
the Company and for two (2) years following termination of your employment with the Company, including without limitation termination by the Company for cause or without cause, you shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee or consultant of the Company to leave the Company for any reason whatsoever, or hire any employee or consultant of the Company.

 10. Unique Nature of Agreement.  In the event of a breach by you of the terms
     --------------------------
of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by you and to enjoin you from any further violation of this Agreement, and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. You acknowledge, however, that the remedies at law for any breach by you of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against you in the event of any breach. You represent that your experience and capabilities are such that the provisions of this Agreement will not prevent you from earning your livelihood, and acknowledge that it would cause the Company serious and irreparable injury and cost if you were to use your ability and knowledge in competition with the Company or to otherwise breach the obligations hereunder. If the Company prevails in any action brought under this Agreement, you agree that the Company, in addition to any other relief, shall be entitled to recover its reasonable attorneys' fees, costs and expenses of litigation incurred by the Company in securing the relief granted by the court.

 11. Termination.  This Agreement may be terminated with or without cause by
     -----------
either party without any liability for such termination by giving to the other party at least fifteen (15) days' prior written notice, except that the covenants of Sections 6, 7, 8, 9 and 10 hereof shall survive the termination of this Agreement. All payments due as of the date of termination shall be paid in full within thirty (30) days of this date.

 12. Authorization to Modify Restrictions.  It is the intention of the parties
     ------------------------------------
that the provisions of this Agreement shall be enforceable to the fullest extent permissible under applicable law but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid or enforceable.

 13. Tolling Period.  The noncompetition and nonsolicitation obligations
     --------------
contained in this Agreement shall be extended by the length of time during which you shall have been in breach of any of the provisions of this Agreement.

 14. Company Violation Not a Defense.  In any action by the Company to enforce
     -------------------------------
this Agreement, any claims asserted by you against the Company shall not constitute a defense to the Company's action.

 15. Entire Agreement.  This Agreement represents the entire agreement of the
     ----------------
parties and may be amended only by a writing signed by each of them.

 16. Governing Law.  This Agreement shall be governed by and construed and
     -------------
enforced in accordance with the laws of the Commonwealth of Pennsylvania. Each of the parties hereby submits to the exclusive jurisdiction of the Commonwealth of Pennsylvania and the federal courts of the United States of America for the Western District of Pennsylvania in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waives as a defense that it, he or she is not subject thereto or that such action may not be brought in said courts or that the venue of the suit is improper. Each of the parties agrees that service of process in any such suit shall be deemed in every respect effective service of process upon it if given by first-class mail, return receipt requested.

                                    Sincerely,

                                    /s/ Sunil Wadhwani

                                    Sunil Wadhwani

                                    Director

Intending to be legally bound, I agree with the terms stated in this letter.



/s/ Steven Shangold          2/21/92
--------------------------------------
Steven Shangold               Date